Exhibit 21.1

SUBSIDIARIES

Oramed Ltd. – Incorporated in the State of Israel

Oramed HK Limited – Incorporated in Hong Kong

Oravax Medical Inc. – Incorporated in the State of Delaware (63% owned by Oramed Pharmaceuticals Inc.)